UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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ILG, INC.
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC

FRONTFOUR MASTER FUND, LTD.

FRONTFOUR OPPORTUNITY FUND LTD.

FRONTFOUR CAPITAL CORP.

STEPHEN E. LOUKAS

DAVID A. LORBER

ZACHARY R. GEORGE

MICHELLE FELMAN

JAMES E. HYMAN

EMANUEL R. PEARLMAN

SIMON M. TURNER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FrontFour Capital Group LLC, together with the other participants named herein (collectively, “FrontFour”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2018 annual meeting of stockholders of ILG, Inc., a Delaware corporation.

On February 21, 2018, FrontFour issued the following press release:

FRONTFOUR RELEASES LETTER TO ILG STOCKHOLDERS

Continues to Believe that a Business Combination with Marriott Vacations will Maximize Value for ILG Stockholders

Identifies its Four Highly Qualified Director Candidates for Election at ILG’s 2018 Annual Meeting

February 21, 2018 – Greenwich, CT -- FrontFour Capital Group LLC, together with its affiliates, a significant stockholder of ILG, Inc. (“ILG” or the “Company”) (NASDAQ:ILG) that has nominated four highly qualified director candidates for election to ILG’s Board of Director’s at the Company’s upcoming 2018 annual meeting of stockholders, today issued a letter to the Company’s stockholders. The full text of the letter follows:

February 21, 2018

Dear Fellow ILG Stockholders,

FrontFour Capital Group LLC (together with its affiliates, “FrontFour” or “we”) is a significant stockholder of ILG, Inc. (“ILG” or the “Company”). On May 24, 2017 we issued a public letter to the Company’s Board of Directors (the “Board”) outlining the strong strategic and financial rationale for a combination between ILG and Marriott Vacations Worldwide Corporation (“Marriott Vacations”). At that time, we strongly believed that despite ILG’s strong standalone prospects, such a combination would, in our view, maximize value for ILG’s stockholders and result in (i) significant cost savings from the elimination of duplicative finance, IT, legal and sales & marketing functions, (ii) robust revenue synergies given the ability to market to a combined Marriott Rewards and Starwood Preferred Guest loyalty program and (iii) the removal of the risk that ILG’s Interval International exchange business could be negatively impacted should Marriott Vacations threaten to or actually not renew its contract. Today, we believe that the financial merits to a transaction have only increased given the recent passage of corporate tax reform, which is a significant benefit to both companies.

Since issuing our letter in May 2017, we have met with and spoken to a significant percentage of ILG’s stockholder base, the overwhelming majority of which indicated that they would be in support of a business combination with Marriott Vacations, as well as Wall Street research analysts and industry participants who unequivocally agree that a potential merger between ILG and Marriott Vacations makes too much sense to ignore. Over the last eight months, we have continued to have private discussions with the Company’s management team and the Board in an attempt to have a substantive two-way dialog regarding a path towards a value creating transaction. Unfortunately, despite our best efforts, we are concerned that certain social and governance factors are limiting the Board’s ability to objectively evaluate such a transaction and represent stockholders’ best interests. Accordingly, on January 29, 2018, we nominated four highly qualified director candidates for election to the Board at the Company’s upcoming 2018 annual meeting of stockholders, who we believe will be valuable additions to the boardroom.

We urge the Board to engage in good faith discussions with Marriott Vacations regarding a possible business combination and believe that an unwillingness to do so will result in a missed opportunity to (i) garner a sizeable premium to the current ILG share price, (ii) allow ILG stockholder’s to participate in the pro forma entity via the structuring of a transaction consisting of a combination of cash and stock, (iii) increase exposure to the faster growth Vacation Ownership business while diluting exposure to the no/low growth Exchange & Rentals business and (iv) remove the risk that Marriott Vacations could not renew its contract with Interval International. We believe that the refusal to entertain such a compelling transaction in good faith that could both unlock significant stockholder value while also mitigating risk would call into question the Board’s ability to satisfy its fiduciary duties.

It is our belief that management and certain members of the Board are entrenched, and as a result, significant changes to the composition of the Board are necessary. We are writing you today as agents for all stockholders to ensure biased views and weak governance will not stand in the way of value maximization. We are confident that our nominees, who have significant transactional and operating experience across the lodging, timeshare, gaming, real estate and broader leisure industry, will bring a fresh perspective to the Board that will enable them to represent stockholders’ best interests.

Biographies of FrontFour’s Nominees (in alphabetical order):

Michelle Felman

Ms. Felman has spent the vast majority of her career as an investor and operator in the real estate industry and brings expertise with complex and creative real estate transactions.

•	Her most recent executive position was with Vornado Realty Trust where she spent 15 years and was Co-Head of the Acquisitions and Capital Markets Group. At Vorndao, she helped transform the company from a strip center real estate owner to one of the largest owners of office properties in New York and Washington DC;
•	She currently serves as a trustee of Choice Properties Real Estate Investment Trust, an owner, manager and developer of retail and commercial real estate across Canada;
•	In addition, she serves as a director of The Partners Group AG, a global private equity firm with $74 billion in assets under management, where serves as Chair of the Investment Oversight Committee;
•	She previously served as a director of LNR Property LLC until it was sold to Starwood Capital Group.

James E. Hyman

Mr. Hyman is a Chief Executive Officer, operations expert and experienced board member having successfully created significant shareholder value both through improving operations and mergers and acquisitions, including at companies with significant real estate complexities.

•	Currently, Mr. Hyman is CEO of Citizens Parking, Inc. one of the leading branded parking companies in the United States, managing over 1,200 garage properties across the United States;
•	Mr. Hyman served as Chairman, President and CEO of Cornell Companies, Inc. prior to its sale to Geo Group;
•	Mr. Hyman also served as President and Chief Executive Officer of Community Educations Centers, Inc. prior to its sale to Geo Group;

•	Mr. Hyman’s professional experience also includes prior senior executive and operating positions with Starwood Hotels & Resorts Worldwide, Inc., where he had responsibility for numerous functions and investments including the timeshare segment, Vistana;
•	Mr. Hyman currently serves as a director of several companies including Jason Industries, Inc., Camin Cargo Control, Inc. and The Hinckley Company. He previously served as a director of Mac-Gray Corporation until the completion of its sale to CSC ServiceWorks, and Grosvenor Americas, an operating company of global property group Grosvenor Group Limited.

Emanuel R. Pearlman

Mr. Pearlman has had a long and respected career managing many complex operational and financial transactions within the broader leisure and hospitality industry.

•	Mr. Pearlman currently serves as the Executive Chairman of Empire Resorts, Inc., a gaming and entertainment company which recently opened the $920 million Resorts World Catskills casino resort;
•	Mr. Pearlman previously served as a director of ClubCorp Holdings, Inc., a leading owner-operator of private golf and country clubs, until the completion of its sale;
•	Mr. Pearlman was appointed as the sole independent director of Fontainebleau Miami JV, LLC, the owner of the Fontainebleau Hotel in Miami Beach, and led its restructuring;
•	In addition, he served as a financial consultant to Bally Entertainment Corporation and Bally Total Fitness Holding Corporation, and as Chief Operating Officer of Vornado Operating Corporation, a former publicly traded company affiliated with Vornado Realty Trust.

Simon M. Turner

Mr. Turner is a global strategic leader with comprehensive experience in all facets of the hospitality industry, including as a senior executive and board member of public and private hospitality enterprises.

•	Mr. Turner served as President of Global Development and a member of the Senior Leadership Team at Starwood Hotels & Resorts Worldwide, Inc., one of the largest hotel and leisure companies in the world until its merger with Marriott International Inc.;
•	Prior to joining Starwood, Mr. Turner served as a principal at Hotel Capital Advisers, Inc., an international hotel investment advisory and asset management firm, where he oversaw asset and corporate hospitality investments;
•	Mr. Turner currently serves as an advisory board member of several companies including Project Cloudkey Inc. (d/b/a KEYPR), a leading cloud-based technology platform for the hospitality industry, V3 Capital Management, L.P., an investment firm that invests in publicly traded real estate securities, PM Hotel Group, a leading hotel management company, and Collective Hotels and Retreats, Inc. (d/b/a Collective Retreats), an experiential travel company offering unique luxury retreats;
•	Mr. Turner previously served as a director of each of Four Seasons Hotels, Inc., Fairmont Raffles Holdings International and ClubCorp Holdings, Inc.

FrontFour believes that the time for change at ILG has come. It is always our intention to work collaboratively with the boards and management teams of our portfolio companies and ILG is no exception. Rather than wasting management’s time and stockholders’ capital on a campaign against our highly qualified nominees, we are hopeful that the Board will work together with us to bring fresh perspectives into the boardroom and agree on a path that will create value for all stockholders, the true owners of the Company.

Sincerely,

/s/ Zachary R. George	/s/ David A. Lorber	/s/ Stephen E. Loukas
Zachary R. George Portfolio Manager	David A. Lorber Portfolio Manager	Stephen E. Loukas Portfolio Manager

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

FrontFour Capital Group LLC (“FrontFour Capital”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2018 annual meeting of stockholders of ILG, Inc., a Delaware corporation (the “Company”).

FRONTFOUR CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The Participants in the proxy solicitation are anticipated to be FrontFour Capital, FrontFour Master Fund, Ltd. (“FrontFour Master”), FrontFour Opportunity Fund Ltd. (the “Canadian Fund”), FrontFour Capital Corp. (“FrontFour Corp.”), Stephen E. Loukas, David A. Lorber, Zachary R. George, Michelle Felman, James E. Hyman, Emanuel R. Pearlman and Simon M. Turner (collectively, the “Participants”).

As of the date hereof, FrontFour Master beneficially owned directly 1,051,981 shares of Common Stock, including 412,700 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof. As of the date hereof, 249,935 shares of Common Stock were beneficially owned directly by certain accounts managed by FrontFour Capital (the “Separately Managed Accounts”), including 97,200 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof. As of the date hereof, the Canadian Fund beneficially owned directly 26,084 shares of Common Stock, including 10,100 shares of Common Stock underlying certain call options exercisable within 60 days of the date hereof. FrontFour Capital, as the investment manager of FrontFour Master and the Separately Managed Accounts, may be deemed to beneficially own the 1,301,916 shares of Common Stock beneficially owned in the aggregate by FrontFour Master and the Separately Managed Accounts. FrontFour Corp., as the investment manager of the Canadian Fund, may be deemed to beneficially own the 26,084 shares of Common Stock beneficially owned by the Canadian Fund. As of the date hereof, Mr. Loukas directly beneficially owned 1,000 shares of Common Stock and, as a managing member and principal owner of FrontFour Capital and a principal owner of FrontFour Corp., may be deemed to beneficially own the 1,328,000 shares of Common Stock beneficially owned in the aggregate by FrontFour Master, the Separately Managed Accounts and the Canadian Fund. Messrs. Lorber and George, each as a managing member and principal owner of FrontFour Capital and a principal owner of FrontFour Corp., may be deemed to beneficially own the 1,328,000 shares of Common Stock beneficially owned in the aggregate by FrontFour Master, the Separately Managed Accounts and the Canadian Fund. As of the date hereof, Mr. Turner beneficially owns 31,524 shares of Common Stock. As of the date hereof, Messrs. Hyman and Pearlman and Ms. Felman do not beneficially own any shares of Common Stock.

About FrontFour Capital:

FrontFour Capital is an investment adviser based in Greenwich, CT. FrontFour focuses on value-oriented investments in North American companies.

CONTACT

Investor Contact:

Stephen Loukas/David Lorber

FrontFour Capital Group LLC

35 Mason Street, 4th Floor

Greenwich, CT 06830

203-274-9050